EXHIBIT 99.1
CONTACT:
Cathy Kawakami
Director of Corporate and Investor Relations
Advanced Energy Industries, Inc.
970-407-6732
cathy.kawakami@aei.com
FOR IMMEDIATE RELEASE
ADVANCED ENERGY REPORTS FOURTH QUARTER AND YEAR-END 2005 RESULTS
FORT COLLINS, Colo., February 16, 2006 — Advanced Energy Industries, Inc. (Nasdaq: AEIS) today reported financial results for the fourth quarter and year ended December 31, 2005.
For the 2005 fourth quarter, sales were $80.4 million, up 2.1 percent compared to $78.8 million in the third quarter of 2005, and down 5.2 percent compared to $84.8 million in the fourth quarter of 2004. Gross profit was $30.2 million, or 37.6 percent of sales for the fourth quarter of 2005, compared to $28.9 million, or 36.7 percent of sales in the third quarter of 2005, and $13.3 million, or 15.7 percent of sales in the fourth quarter of 2004.
Income from continuing operations was $5.0 million, or $0.11 per diluted share, in the fourth quarter of 2005, compared to a loss from continuing operations of $4.2 million, or $0.11 per share, in the third quarter of 2005, and a loss from continuing operations of $23.3 million, or $0.71 per share, in the fourth quarter of 2004. Fourth quarter 2005 income from continuing operations reflects a tax rate of 21 percent, which is lower than the Company’s anticipated tax rate of 40 percent due to the mix of foreign and domestic income in the respective taxing jurisdictions, allowing the utilization of the net operating loss carryforwards.
During the fourth quarter 2005, the Company sold its IKOR technology assets, resulting in income from discontinued operations of $5.0 million, or $0.11 per diluted share. Net income from discontinued operations in the third quarter of 2005 was $312,000, or $0.01 per diluted share, and $340,000, or $0.01 per diluted share in the fourth quarter of 2004.
Fourth quarter 2005 net income was $10.0 million, or $0.22 per diluted share, compared to a net loss of $3.9 million, or $0.10 per share in the third quarter of 2005, and a net loss of $23.0 million, or $0.70 per share in the fourth quarter of 2004.
The third quarter 2005 net loss included a $3.0 million litigation settlement, $2.1 million related to the early retirement of the convertible debt, and a non-cash charge of $1.1 million related to the write-off of deferred debt issuance costs. Included in the fourth quarter 2004 net loss were $19.8 million in pre-tax charges primarily attributable to increased excess and obsolete inventory reserves, a change in an accounting estimate related to demonstration equipment, employee severance and termination costs, and intangible asset impairments.

Advanced Energy Reports Fourth Quarter and Year-End 2005 Results — Page 2
February 16, 2006
Dr. Hans Betz, president and chief executive officer of Advanced Energy, said, “We continue to improve our gross margin even on relatively flat sequential sales volumes,” said Dr. Betz. “Incremental operating margin above our $66 million break even level was approximately 44 percent, and we expect additional improvements throughout the year as we continue to benefit from the increasing capability of our worldwide manufacturing operations.”
Sales for the 2005 fiscal year were $325.5 million, a 14.5 percent decrease compared to net sales of $380.5 million in fiscal year 2004. Net income for the year was $12.8 million, or $0.34 per diluted share, compared to net loss of $12.7 million, or $0.39 per share in fiscal year 2004. Net income from continuing operations was $3.6 million, or $0.10 per diluted share, in fiscal year 2005, compared to a loss from continuing operations of $14.7 million, or $0.45 per share, in fiscal year 2004.
“We are currently experiencing increased demand for our innovative portfolio of solutions that enable advanced processing,” said Dr. Betz. “During the fourth quarter, we made progress in further penetrating emerging opportunities in the solar market with both our DC and RF power platforms, and in flat panel display with our RF technology for a new etch application. We are well-positioned to apply our technology leadership and worldwide manufacturing excellence to a diverse set of high-growth, high-profitability opportunities.”
Dr. Betz continued, “Based on improving order trends, we currently expect first quarter 2006 sales to be $88 million to $91 million. We anticipate earnings per share in the $0.17 to $0.19 range, including estimated stock-based compensation expense of $600,000, or $0.01 per diluted share after tax, due to our adoption of SFAS 123(R) in the first quarter of 2006.”
Fourth Quarter and Year-End 2005 Conference Call
Management will host a conference call today, Thursday, February 16, 2006 at 5:00 pm Eastern time to discuss Advanced Energy’s financial results. You may access this conference call by dialing 888-713-4717. International callers may access the call by dialing 706-679-7720. For a replay of this teleconference, please call 706-645-9291, and enter the pass code 4199312. The replay will be available through Thursday, February 23, 2006. There will also be a webcast available at www.advanced-energy.com, and on the investor relations page at http://ir.advanced-energy.com.
About Advanced Energy
Advanced Energy is a global leader in the development and support of technologies critical to high-technology, high-growth manufacturing processes used in the production of semiconductors, flat panel displays, data storage products, solar cells, architectural glass, and other advanced product applications.
Leveraging a diverse product portfolio and technology leadership, Advanced Energy creates solutions that maximize process impact, improve productivity and lower the cost of ownership for its customers. This portfolio

Advanced Energy Reports Fourth Quarter and Year-End 2005 Results — Page 3
February 16, 2006
includes a comprehensive line of technology solutions in power, flow, thermal management, and plasma and ion beam sources for original equipment manufacturers (OEMs) and end-users around the world.
Advanced Energy operates in regional centers in North America, Asia and Europe and offers global sales and support through direct offices, representatives and distributors. Founded in 1981, Advanced Energy is a publicly held company traded on the Nasdaq National Market under the symbol AEIS. For more information, please visit our corporate website: www.advanced-energy.com.
Safe Harbor Statement
This press release contains certain forward-looking statements, including the company’s expectations with respect to Advanced Energy’s financial results for the first quarter of 2006. Forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to: the volatility and cyclicality of the semiconductor, semiconductor capital equipment and flat panel display industries, Advanced Energy’s ongoing ability to develop new products in a highly competitive industry characterized by increasingly rapid technological changes, and other risks described in Advanced Energy’s Form 10-K, Forms 10-Q and other reports and statements, as filed with the Securities and Exchange Commission. These reports and statements are available on the SEC’s website at www.sec.gov . Copies may also be obtained from Advanced Energy’s website at www.advanced-energy.com or by contacting Advanced Energy’s investor relations at 970-221-4670. The company assumes no obligation to update the information in this press release.
###

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended			Years Ended
	December 31,			December 31,
			September 30,
	2005	2004	2005	2005	2004
Sales	$80,387	$84,811	$78,756	$325,482	$380,537
Cost of sales	50,196	71,536	49,834	208,401	265,911

Gross profit	30,191	13,275	28,922	117,081	114,626

Operating expenses:
Research and development	9,635	11,987	9,610	39,720	49,004
Selling, general and administrative	13,671	12,305	13,421	53,631	54,174
Amortization of intangible assets	481	538	504	2,050	3,925
Restructuring charges	166	3,670	210	2,706	3,912
Litigation settlement	—	—	3,000	3,000	—
Demonstration equipment charge	—	3,752	—	—	3,752
Impairment of intangible assets	—	3,326	—	—	3,326

Total operating expenses	23,953	35,578	26,745	101,107	118,093

Income (loss) from operations	6,238	(22,303)	2,177	15,974	(3,467)

Other income (expense), net	123	(1,690)	(4,796)	(7,479)	(7,256)

Income (loss) from continuing operations before income taxes	6,361	(23,993)	(2,619)	8,495	(10,723)
Provision (benefit) for income taxes	(1,330)	648	(1,584)	(4,873)	(3,947)

Income (loss) from continuing operations	5,031	(23,345)	(4,203)	3,622	(14,670)

Gain on sale of discontinued assets	5,210	—	—	7,855	—
Results of discontinued operations	(216)	340	312	1,340	1,923
Provision for income taxes	—	—	—	—	—

Income from discontinued operations	4,994	340	312	9,195	1,923

Net income (loss)	$10,025	$(23,005)	$(3,891)	$12,817	$(12,747)

Net income (loss) per basic share Income (loss) from continuing operations	$0.11	$(0.71)	$(0.11)	$0.10	$(0.45)
Income from discontinued operations	$0.11	$0.01	$0.01	$0.25	$0.06
Basic earnings (loss) per share	$0.23	$(0.70)	$(0.10)	$0.35	$(0.39)

Net income (loss) per diluted share Income (loss) from continuing operations	$0.11	$(0.71)	$(0.11)	$0.10	$(0.45)
Income from discontinued operations	$0.11	$0.01	$0.01	$0.25	$0.06
Diluted earnings (loss) per share	$0.22	$(0.70)	$(0.10)	$0.34	$(0.39)

Basic weighted-average common shares outstanding	44,416	32,698	38,366	37,084	32,649

Diluted weighted-average common shares outstanding	44,902	32,698	38,366	37,434	32,649

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	December 31,	December 31,
	2005	2004
ASSETS

Current assets:
Cash and cash equivalents	$52,874	$38,404
Marketable securities	6,811	69,578
Accounts receivable, net	68,992	72,053
Inventories, net	56,199	73,224
Other current assets	6,773	6,140

Total current assets	191,649	259,399

Property and equipment, net	39,294	44,746

Deposits and other	3,808	6,468
Goodwill and intangibles, net	69,843	80,308
Customer service equipment, net	2,407	2,968
Deferred debt issuance costs, net	—	2,086
Deferred income tax assets, net	3,116	—

Total assets	$310,117	$395,975

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade accounts payable	$22,028	$17,683
Other accrued expenses	23,977	28,615
Current portion of capital leases and senior borrowings	1,216	3,726
Accrued interest payable on convertible subordinated notes	—	2,460

Total current liabilities	47,221	52,484

Long-term liabilities:
Capital leases and senior borrowings	2,974	4,679
Deferred income tax liabilities, net	—	3,709
Convertible subordinated notes payable	—	187,718
Other long-term liabilities	2,492	2,407

Total long-term liabilities	5,466	198,513

Total liabilities	52,687	250,997

Stockholders’ equity	257,430	144,978

Total liabilities and stockholders’ equity	$310,117	$395,975

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Years Ended December 31,
	2005	2004
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$36,051	$(11,378)

NET CASH PROVIDED BY INVESTING ACTIVITIES	67,032	12,329

NET CASH USED IN FINANCING ACTIVITIES	(85,972)	(5,191)

EFFECT OF CURRENCY TRANSLATION ON CASH	(2,641)	1,122

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	14,470	(3,118)
CASH AND EQUIVALENTS, beginning of period	38,404	41,522

CASH AND EQUIVALENTS, end of period	$52,874	$38,404